Exhibit 99.1

FOR IMMEDIATE RELEASE

July 19, 2010

CenterState Banks, Inc. Announces

Acquisition of Olde Cypress Community Bank

DAVENPORT, FL. – July 19, 2010 - CenterState Banks, Inc. (NASDAQ: CSFL) (the “Company”) announced that its wholly owned subsidiary, CenterState Bank of Florida, N.A. (“CenterState”) had acquired the banking operations of Olde Cypress Community Bank in Clewiston, Florida (“Olde Cypress”), through an agreement with the Federal Deposit Insurance Corporation (“FDIC”). CenterState entered into a purchase and assumption agreement with the FDIC, as receiver of Olde Cypress, on July 16, 2010, pursuant to which CenterState acquired the loans and certain assets and assumed the deposits and certain liabilities of Olde Cypress. The final carrying values and the final list of the assets acquired and liabilities assumed remains subject to finalization and revision by the FDIC and CenterState. Once such terms are finalized, the acquisition will be deemed to be effective as of July 16, 2010.

Currently, the acquisition is expected to provide CenterState with loans of approximately $125.2 million (before loan discounts and FDIC receivables), repossessed real estate (“OREO”) of approximately $8.3 million, investment securities of approximately $8.5 million, and deposits of approximately $150 million. CenterState did not pay the FDIC a premium to assume the deposits, and entered into a loss share arrangement whereby the FDIC is obligated to reimburse CenterState for 80% of losses with respect to the covered assets. The covered assets are expected to approximate $133.5 million.

The impact of the transaction is currently expected to be slightly accretive to tangible book value. The accretion to earnings is expected to be upper single digits to double digits in the short-term and mid single digits in the long term. The Company is currently expecting an internal rate of return in excess of 20%.

Founded in 1927, Olde Cypress, headquarter in Clewiston, Florida, operated from three banking locations in Hendry County and one location in Polk County, and had total assets of approximately $163 million. Olde Cypress reopened during their normal business hours beginning Saturday, July 17, 2010, as branches of Olde Cypress Community Bank, a division of CenterState Bank of Florida, N.A. Currently, CenterState expects to continue operating all four locations.

“The addition of Olde Cypress locations in Hendry County expands our presence in South Central Florida which enhances our recently acquired team in Okeechobee, Florida led by former Riverside Bank President and CEO John Williams,” said John C. Corbett, President and CEO of CenterState.

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its four subsidiary banks with 44 branch banking locations in twelve counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries. The Company operates under a decentralized organizational structure. Each of its subsidiary banks is managed by its own bank president, who has the primary responsibility for the profitability and growth of the individual business unit. Each bank has its own charter, management team and board of directors, although most of the Company’s board directors are also board members of one or more of its subsidiary banks, and the Company’s Chairman is either the chairman or at least a board member of all the subsidiary banks.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers through its 44 locations in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

The Company’s stock is listed on the NASDAQ Global Select Market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from Troy Carlson, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Stifel Nicolaus (866-780-7926), Michael Acampora, at Raymond James (800-363-9652), or Dudley Stephens, at Burke Capital Markets (404-446-1800). For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved.